Exhibit 99.1

DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, New Jersey 08628
www.dorbiopharma.com

DOR BioPharma Receives Not Approvable Letter
from FDA for orBec® for Treatment of
Gastrointestinal Graft-vs.-Host Disease

DOR Committed to Addressing Unmet Medical Needs of
GVHD Patients

DOR to Host Investor Teleconference at 9AM EDT October 22, 2007

Ewing, NJ – October 19, 2007 – DOR BioPharma, Inc. (OTCBB: DORB) ("DOR”, or “Company”) announced today that it has received a not approvable letter from the US Food and Drug Administration (FDA) for its lead product orBec® (oral beclomethasone dipropionate, or oral BDP) for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation.

The FDA has requested data from additional clinical trials to demonstrate the safety and efficacy of orBec®.  Additionally, the FDA has requested information with respect to other sections of the NDA.

“We are very disappointed that the FDA has deemed orBec® not approvable and that additional clinical trials will be required,” said Christopher J. Schaber, PhD, President and Chief Executive Officer of DOR. “While we were hoping for a nearer term approval for orBec® given the clinical effect we believe we demonstrated in our two randomized, double-blind, placebo-controlled trials, we firmly believe in the pharmacology of orBec® and its potential to help address the overwhelming need for a safe and effective treatment for patients suffering from GI GVHD.  We will be requesting a meeting with the FDA to discuss this letter and the potential next steps that need to be taken.  We will also be reviewing the various business development opportunities we potentially have before us.  Once we gain further clarity, we will be able to provide accurate guidance moving forward.  We remain focused on our mission to bring this potentially life-saving therapy to the patients who need it as rapidly as possible.”

George B. McDonald, MD, Head of the Gastroenterology/Hepatology Section at the Fred Hutchinson Cancer Research Center said, “It is disappointing that the FDA has required additional data concerning orBec® in view of the clinically compelling data that it has shown in Phase 2 and 3 clinical trials, both of which demonstrated clear evidence of clinical benefit.  These data have convinced many in the transplant oncology community that use of oral BDP should be part of our standard practice in treating gastrointestinal GVHD.  Those of us who treat GVHD know what a devastating complication of hematopoietic cell transplantation it really is, even in its less severe forms.  Not only are the gastrointestinal symptoms of GVHD unpleasant and persistent, but the standard treatment using prolonged courses of prednisone leads to debility, serious infections and sometimes death not from GVHD per se, but from complications related to prednisone. Physicians treating GI GVHD need alternative options such as orBec® which has been shown to reduce GVHD symptoms while allowing for reduced use of prednisone.”

A conference call/webcast to discuss the FDA's decision will take place at 9AM EDT, this Monday, October 22, 2007. The webcast will be followed by a question and answer session.  To participate in the conference call/webcast, please dial (877) 578-8347 from the US or (706) 679-6813 from outside the US and using passcode 21605507.  Listeners can also join the conference call/webcast by logging into the Company’s website at www.dorbiopharma.com approximately 10 minutes prior to the start of the call.  A replay of the call will be available beginning 2:00 PM EDT on October 22, 2007 by dialing (877) 578-8347 from the US or (706) 679-6813 from outside the US, and using passcode 21605507.

About orBec®

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal manifestation of GVHD, the organ system where GVHD is most frequently encountered and highly problematic.  orBec® is a two-tablet system containing the highly-potent, topically-active corticosteroid beclomethasone dipropionate (BDP), and is designed to specifically target and treat upper and lower GI GVHD with reduced systemic immunosuppressive side effects.  orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD.  BDP is a highly-potent, topically-active corticosteroid that has a local effect on inflamed tissue.  BDP has been marketed in the US and worldwide since the early 1970s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma.  orBec® is formulated for oral administration as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract and the other tablet is intended to release BDP in the more distal portions of the GI tract.

orBec® is currently the subject of an NIH supported Phase 2 clinical trial actively enrolling patients for the prevention of GVHD as well as the subject of an NIH supported preclinical animal study in radiation injury.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation including IBS, ulcerative colitis and Crohn’s disease.

In addition to issued patents and pending worldwide patent applications held by or exclusively licensed to DOR, orBec® also benefits from orphan drug designations in the US and in Europe for the treatment of GI GVHD, which provide for 7 and 10 years of post-approval market exclusivity, respectively.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation.  DOR filed the NDA for orBec® with the FDA for the treatment of GI GVHD in September 2006 and has received a not approvable letter on October 18, 2007.  An MAA (Marketing Authorization Application) with the EMEA (European Medicines Evaluation Agency) has also been filed and validated.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.  DOR has recently initiated a development program with its Lipid Polymer Micelle (LPM™) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis, as well as a development program with its oral azathioprine technology for the treatment of oral GVHD.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement for additional clinical trials will take a significant amount of time to conduct and positive results leading to regulatory approval of orBec® cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB.  DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:                                                                         Media Contact:
Evan Myrianthopoulos                                             Helen Shik or Wendy Ryan
Chief Financial Officer                                                                   Schwartz Communications
(609) 538-8200                                                                                 781-684-0770
emyrian@dorbiopharma.com                                                       dorbiopharma@schwartz-pr.com